Exhibit 10.41
JUNIPER NETWORKS, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF STOCK OPTION
Unless otherwise defined herein, the terms defined in the Juniper Networks, Inc. 2015 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Stock Option (the “Notice of Grant”), including the Stock Option Agreement set forth on Exhibit A and any special terms and conditions for your country included in the Country-Specific Appendix attached hereto as Exhibit B (the “Appendix”) and any other exhibits to these documents (collectively, this “Agreement”).

Name (“Participant”):	«Name»
Participant has been granted an Award (this “Award”) of an Option to purchase Common Stock of Juniper Networks, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant	«GrantDate»
Vesting Commencement Date	«VCD»
Number of Shares Granted	«Shares»
Exercise Price per Share	$«Purchase_Price»
Total Exercise Price	$«Purchase_Price»
Type of Option	Incentive Stock Option
Nonstatutory Stock Option
Term/Expiration Date	«TermDate»
Vesting Schedule:
Subject to accelerated vesting as set forth below or in the Plan, this Option will be exercisable, in whole or in part, in accordance with the following schedule:
<<Insert Vesting Schedule>>
Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to acceptance of this Agreement and fully understands all provisions of this Agreement.

By your acknowledgement and electronic acceptance of the terms of this Agreement, you agree that this Agreement and the Plan constitute your entire agreement with respect to this Award and may not be modified adversely to your interest except by means of a writing agreed by the Company and you. By electronically accepting this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

Exhibit A
STOCK OPTION AGREEMENT
1. Grant of Option. The Company hereby grants to Participant named in the Notice of Grant an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan and this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
If the Notice of Grant designates this Option as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Code Section 422. Even if this Option is designated an Incentive Stock Option, to the extent it first become exercisable as to more than $100,000 in any calendar year, the portion in excess of $100,000 is not an ISO under Code Section 422(d) and that portion will be a Nonstatutory Stock Option (“NSO”). If there is any other reason this Option (or a portion of it) will not qualify as an ISO, to the extent of such nonqualification the Option will be an NSO. Participant understands that he or she will have no recourse against the Administrator, any member of the Company Group, or any officer or director of a member of the Company Group if his Option is not an ISO.

2	Exercise of Option.
(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Agreement, subject to Participant’s remaining a Service Provider on each vesting date. The Administrator may modify the vesting schedule pursuant to its authority under the Plan if Participant takes a leave of absence or has a reduction in hours worked.
(b) Administrator Discretion. The Administrator may accelerate the vesting of any portion of the Option. In that case, the Option will be vested as of the date and to the extent specified by the Administrator.
(c) Forfeiture upon Termination of Status as a Service Provider. Any unvested Shares subject to the Option that have not vested as of the time of Participant’s termination as a Service Provider will immediately be forfeited for no consideration, cease vesting and revert to the Plan following termination of Participant’s status as a Service Provider.
(d) Post-Termination Exercise Period. Subject to any extended post-termination exercise period set forth in duly authorized written agreements by and between Participant and the Company, if Participant ceases to be a Service Provider, then this Option may be exercised, but only to the extent vested on the date of such cessation as a Service Provider, until the earlier of (i) ninety days after the date upon which Participant ceases to be a Service Provider, or (ii) the original seven-year Option term.

(e) Method of Exercise. This option may be exercised with respect to all or any part of any vested Shares by giving the Company, E*Trade Financial, or any successor third-party stock option plan administrator designated by the Company written or electronic notice of such exercise, in the form designated by the Company or the Company’s designated third-party stock option plan administrator, specifying the number of Shares as to which this option is exercised and accompanied by payment of the aggregate exercise price as to all exercised Shares.
This Option shall be deemed to be exercised upon receipt by the Company, E*Trade Financial or any successor third-party stock option plan administrator designated by the Company of such fully executed exercise notice accompanied by such aggregate exercise price.
No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the exercised Shares shall be considered transferred to Participant on the date the Option is exercised with respect to such exercised Shares.

(f) Payment of Exercise Price. Payment of the aggregate exercise price shall be by any of the following, or a combination thereof, at the election of Participant:

(i)	cash;

(ii)	check;

(iii)	net-exercise; or
(iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and a broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price.
3. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.
4. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.
5. Rights as Stockholder. Participant’s rights as a stockholder of the Company, including as to voting Shares and the receipt of dividends and distributions on such Shares will not begin until the shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

6	Tax Obligations.

(a)	Tax Withholding.
(i) No Shares will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, including, without limitation, in connection with the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares (“Tax-Related Items”) that the Administrator determines must be withheld. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by the Appendix.
(ii) The Company has the right (but not the obligation) to satisfy any Tax-Related Items by (A) withholding from proceeds of the sale of Shares acquired upon the exercise of this Option through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (B) requiring Participant to pay cash, or (C) reducing the number of Shares otherwise deliverable to Participant. The Administrator will have discretion to determine the method of satisfying Tax-Related Items.
(iii) Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by reducing the number of Shares otherwise deliverable to Participant, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(iv) If Participant does not arrange for the payment of any Tax-Related Items at the time of an attempted Option exercise, the Company may refuse to honor the exercise and refuse to deliver the Shares. Participant authorizes the

Company and/or Participant’s employer (the “Employer”) to withhold any Tax-Related Items legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares.
(v) If Participant is subject to taxation in more than one jurisdiction, the Company and/or, if different, the Participant’s employer (the “Employer”) or former Employer may withhold or account for tax in more than one jurisdiction.
(vi) Regardless of any action of the Company or the Employer, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.

(b) Tax Reporting. This Section 6(b) applies if Participant is a U.S. taxpayer. If the Option is partially or wholly an ISO, and if Participant sells or otherwise disposes of any the Shares acquired by exercising the ISO portion on or before the later of (i) the date 2 years after the Grant Date, or (ii) the date 1 year after the date of exercise, Participant may be subject to withholding of Tax-Related Items by the Company on the compensation income recognized by Participant and must immediately notify the Company in writing of the disposition. If Participant exercises the Option after 3 months have passed since Participant ceased to be an employee of the Company or a Parent or Subsidiary of the Company, it will no longer be an ISO.
7. Acknowledgements and Agreements. Participant’s acceptance of this Agreement indicates that:
(a) PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THIS OPTION IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, GRANTED THIS OPTION AND EXERCISING THIS OPTION WILL NOT RESULT IN VESTING.
(b) PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR, IF DIFFERENT, THE EMPLOYER (OR ENTITY TO WHICH HE OR SHE IS PROVIDING SERVICES) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
(c) Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.
(d) Participant agrees that delivery of any documents related to the Plan or Awards under the Plan, including the Plan, the Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company in writing in accordance with Section 10. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address in accordance with Section 10. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.

(e) Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive and final.
(f) Participant agrees that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(g) Participant agrees that the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past.
(h) Participant agrees that all decisions regarding future Awards, if any, will be at the sole discretion of the Company.
(i) Participant agrees that he or she is voluntarily participating in the Plan.
(j) Participant agrees that the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.
(k) Participant agrees that the Option and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.
(l) Participant agrees that unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent or Subsidiary.
(m) Participant agrees that the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty.
(n) Participant agrees that, for purposes of the Option, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant ceases to actively provide services to the Company or any member of the Company Group (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any).
(o) Participant agrees that any right to vest in the Option under the Plan, if any, and any right to exercise the Option under the Plan, if any, will terminate as of the date described in the previous paragraph and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or under Participant’s engagement agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).

(p) Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Options (including whether Participant may still be considered to be providing services while on a leave of absence).
(q) Participant agrees that none of the Company, the Employer, or any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option of any amounts due to Participant pursuant to the exercise of the Option or subsequent sale of any Shares acquired upon exercise.

(r) Participant has read and agrees to the Data Privacy Provisions of Section 9 of this Agreement.
(s) Participant agrees that no claim or entitlement to compensation or damages shall arise from forfeiture of the unvested Shares subject to the Option resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives his or her ability, if any, to bring any such claim, and releases the Company and all members of the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
8. No Advice Regarding Grant. Neither the Company nor any member of the Company Group is providing any tax, legal or financial advice, and neither the Company nor any member of the Company Group is making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan. Nothing stated in this Option Agreement or the Plan is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer or other penalties.

9	Data Privacy.
(a) Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any member of the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
(b) Participant understands that the Company, the Employer and members of the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company or the Company Group, details of all options or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (collectively “Data”), for the exclusive purpose of implementing, administering and managing the Plan.
(c) Participant understands that Data will be transferred to the Company, any member of the Company Group, or one or more stock plan service providers as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
10. Address for Notices. Any notice to be given under the terms of this Option Agreement to the Company will be addressed in care of Attn: Stock Administration, at Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089; to Participant will be provided to the physical or electronic mail address maintained for Participant in the Company’s records; or in either case, at such other address as the Company or the Participant, as the case may be, may hereafter designate in writing.
11. No Effect on Employment. Participant’s employment with the Company or, if different, the Employer is not affected by this Option grant. Accordingly, the terms of Participant’s employment with the Company or, if different, the Employer will be determined from time to time by the Company or or, if different, the Employer, and the Company or the Employer will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of Participant at any time for any reason whatsoever, with or without good cause or notice.

12. Grant is Not Transferable. This Option may not be transferred other than by will or the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant or Participant’s representative following a Disability.
13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
15. Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.
16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Options have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any member of the Company Group will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
17. Appendix. The Option is subject to any special terms and conditions for Participant’s country set forth in the Appendix. If Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
18. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19. Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Option, or to comply with other Applicable Laws.
20. Notice of Governing Law; Venue. This Option grant shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. The parties further agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in the courts of California or the federal courts for the United States for the Northern District of California and no other courts. The parties consent to the personal jurisdiction of such courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in California or the federal courts for the United States for the Northern District of California (including, without limitation, any objection based on cost, convenience or location of relevant persons). The parties further agree that there shall be a conclusive presumption that this Agreement has a significant, material and reasonable relationship to the State of California.
21. Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on his or her country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.
22. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.
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Exhibit B
COUNTRY-SPECIFIC APPENDIX TO STOCK OPTION AGREEMENT